Exhibit 99(c)

Item 8.	Financial Statements and Supplementary Data

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

Bowne & Co., Inc.:

      We have audited the accompanying consolidated balance sheets of Bowne & Co., Inc. and subsidiaries as of December 31, 2002, and 2001 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bowne & Co., Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 7 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in the year ended December 31, 2002. As discussed in Note 18 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” in the fourth quarter of the year ended December 31, 2002.

KPMG LLP

New York, New York

February 19, 2003, except as to Note 16, which is as of September 10, 2003

BOWNE & CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(In thousands, except per share information)
Revenue	$1,003,326	$1,054,631	$1,179,338
Expenses:
Cost of revenue	(673,952)	(717,662)	(758,482)
Selling and administrative	(268,955)	(264,821)	(294,779)
Depreciation	(40,662)	(41,117)	(42,349)
Amortization	(2,017)	(8,001)	(7,318)
Restructuring charges, integration costs and asset impairment charges	(19,378)	(20,949)	(2,106)
Gain (loss) on sale of certain printing assets	15,369	(1,858)	—
Gain on sale of building	4,889	—	—
Purchased in-process research and development	—	(800)	—

	(984,706)	(1,055,208)	(1,105,034)

Operating income (loss)	18,620	(577)	74,304
Interest expense	(7,127)	(6,422)	(7,254)
Other (expense) income, net	(1,993)	1,565	(1,635)

Income (loss) from continuing operations before income taxes	9,500	(5,434)	65,415
Income tax expense	(9,145)	(2,281)	(28,145)

Income (loss) from continuing operations	355	(7,715)	37,270

Discontinued operations:
Loss from discontinued operations (less applicable tax benefit of $9,060 and $12,120 in 2001 and 2000, respectively)	—	(16,363)	(30,262)

Net income (loss)	$355	$(24,078)	$7,008

Earnings (loss) per share from continuing operations:
Basic	$.01	$(.23)	$1.08
Diluted	$.01	$(.23)	$1.05
Loss per share from discontinued operations:
Basic	$—	$(.49)	$(.88)
Diluted	$—	$(.49)	$(.88)
Total earnings (loss) per share:
Basic	$.01	$(.73)	$.20
Diluted	$.01	$(.73)	$.20

See Notes to Accompanying Consolidated Financial Statements

BOWNE & CO., INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

	(In thousands, except
	share information)
Assets
Current assets:
Cash and cash equivalents	$32,881	$27,769
Marketable securities	1,814	3,407
Accounts receivable, less allowance for doubtful accounts of $16,142 (2002) and $14,808 (2001)	176,984	174,598
Inventories	19,555	19,453
Prepaid expenses and other current assets	30,599	39,471

Total current assets	261,833	264,698
Property, plant and equipment at cost, less accumulated depreciation of $265,583 (2002) and $255,670 (2001)	151,557	163,838
Other noncurrent assets:
Goodwill, less accumulated amortization of $31,466 (2002) and $30,337 (2001)	226,386	172,321
Intangible assets, less accumulated amortization of $5,034 (2002) and $3,050 (2001)	41,573	25,254
Deferred income taxes	3,759	3,052
Other	19,294	8,171

Total assets	$704,402	$637,334

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and other short-term borrowings	$497	$38,079
Accounts payable	44,370	40,252
Employee compensation and benefits	50,045	47,011
Accrued expenses and other obligations	84,582	61,214

Total current liabilities	179,494	186,556
Other liabilities:
Long-term debt — net of current portion	142,708	76,941
Deferred employee compensation and other	45,880	43,808

Total liabilities	368,082	307,305

Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Authorized 2,000,000 shares, par value $.01
Issuable in series — none issued	—	—
Common stock:
Authorized 60,000,000 shares, par value $.01
Issued and outstanding 40,129,833 shares (2002) and 39,855,734 shares (2001)	401	398
Additional paid-in capital	53,881	50,879
Retained earnings	339,913	346,920
Treasury stock, at cost, 6,567,214 shares (2002) and 6,683,653 shares (2001)	(57,920)	(58,908)
Accumulated other comprehensive income (loss), net	45	(9,260)

Total stockholders’ equity	336,320	330,029

Total liabilities and stockholders’ equity	$704,402	$637,334

See Notes to Accompanying Consolidated Financial Statements

BOWNE & CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$355	$(24,078)	$7,008
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	40,662	41,117	42,349
Amortization	2,017	8,001	7,318
Asset impairment charges	2,876	7,456	—
Purchased in-process research and development	—	800	—
Provision for doubtful accounts	7,828	12,081	9,999
(Gain) loss on sale of certain printing assets	(15,369)	1,858	—
Gain on sale of building	(4,889)	—	—
Loss on disposal of fixed assets	1,144	2,235	661
Gain on sales of securities and other investments	—	—	(104)
Provision for deferred employee compensation	11,485	6,464	6,643
Loss from discontinued operations, net of tax	—	16,363	30,262
Deferred income taxes	(707)	3,409	(2,041)
Other	(6,727)	(5,696)	176
Changes in other assets and liabilities, net of acquisitions, discontinued operations and certain non-cash transactions:
Accounts receivable	20,455	44,143	(7,225)
Inventories	(496)	13,233	(2,578)
Prepaid expenses and other current assets	6,105	8,172	(11,885)
Accounts payable	(2,956)	(10,574)	(8,513)
Employee compensation and benefits	(6,279)	(23,074)	(2,253)
Accrued expenses and other obligations	21,669	(15,169)	8,172

Net cash provided by operating activities — continuing operations	77,173	86,741	77,989

Cash used in discontinued operations	(2,385)	(14,306)	(21,337)

Net cash provided by operating activities	74,788	72,435	56,652

Cash flows from investing activities:
Purchase of property, plant and equipment	(29,543)	(39,478)	(44,114)
Proceeds from the sale of fixed assets	564	664	1,127
Acquisition of businesses, net of cash acquired	(86,761)	(59,863)	(5,937)
Proceeds from sale of certain assets, including $2,471 of notes received in 2001	15,000	4,876	5,000
Purchase of marketable securities and other investments	—	(1,000)	(1,000)
Proceeds from sale of building	8,295	—	—
Proceeds from sales of marketable securities and other investments	—	—	115

Net cash used in investing activities	(92,445)	(94,801)	(44,809)

Cash flows from financing activities:
Proceeds from borrowings	368,244	299,781	223,166
Payment of debt	(340,951)	(274,361)	(185,185)
Proceeds from stock options exercised	2,838	1,778	414
Payment of dividends	(7,362)	(7,275)	(7,620)
Purchase of treasury stock	—	(90)	(42,774)

Net cash provided by (used in) financing activities	22,769	19,833	(11,999)

Net increase (decrease) in cash and cash equivalents	5,112	(2,533)	(156)
Cash and Cash Equivalents — Beginning of year	27,769	30,302	30,458

Cash and Cash Equivalents — End of year	$32,881	$27,769	$30,302

See Notes to Accompanying Consolidated Financial Statements

BOWNE & CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Year Ended December 31, 2002, 2001, and 2000

				Accumulated
		Additional		Other
	Common	Paid-In	Retained	Comprehensive	Treasury
	Stock	Capital	Earnings	Income (Loss)	Stock	Total

	(In thousands, except per share information)
Balance at January 1, 2000	$396	$45,561	$378,885	$(35)	$(16,347)	$408,460
Comprehensive income (loss):
Net income			7,008			7,008
Foreign currency translation adjustment				(4,311)		(4,311)
Unrealized losses on securities:
Unrealized holding losses arising during the period				(5,751)		(5,751)
Less: reclassification adjustment for gains included in net income				(104)		(104)
Income tax benefit related to unrealized holding losses				2,811		2,811

Comprehensive loss						(347)

Cash dividends ($.22 per share)			(7,620)			(7,620)
Acquisition of treasury stock					(42,774)	(42,774)
Noncash stock compensation		2,610			223	2,833
Exercise of stock options	1	413				414

Balance at December 31, 2000	$397	$48,584	$378,273	$(7,390)	$(58,898)	$360,966
Comprehensive income (loss):
Net loss			(24,078)			(24,078)
Foreign currency translation adjustment				(4,086)		(4,086)
Reclassification adjustment for the recognized foreign currency translation loss relating to the sale of subsidiary				1,262		1,262
Unrealized gains on securities:
Unrealized holding gains arising during the period				1,495		1,495
Income tax expense related to unrealized holding gains				(541)		(541)

Comprehensive loss						(25,948)

Cash dividends ($.22 per share)			(7,275)			(7,275)
Acquisition of treasury stock					(90)	(90)
Noncash stock compensation		518			80	598
Exercise of stock options	1	1,777				1,778

Balance at December 31, 2001	$398	$50,879	$346,920	$(9,260)	$(58,908)	$330,029
Comprehensive income (loss):
Net income			355			355
Foreign currency translation adjustment				12,102		12,102
Minimum pension liability adjustment (net of tax effect)				(1,994)		(1,994)
Unrealized losses on securities:
Unrealized holding losses arising during the period				(1,338)		(1,338)
Income tax benefit related to unrealized holding losses				535		535

Comprehensive income						9,660

Cash dividends ($.22 per share)			(7,362)			(7,362)
Noncash stock compensation		642			513	1,155
Exercise of stock options	3	2,360			475	2,838

Balance at December 31, 2002	$401	$53,881	$339,913	$45	$(57,920)	$336,320

See Notes to Accompanying Consolidated Financial Statements

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share information and where noted)

Note 1 — Summary of Significant Accounting Policies

      A summary of the significant accounting policies the Company followed in the preparation of the accompanying financial statements is set forth below:

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions are eliminated in consolidation.

Revenue Recognition

      The Company recognizes revenue for substantially all services within its financial print and outsourcing segments when products or services are delivered to customers or when completed. Revenue for services provided within the Company’s globalization segment are recognized under the percentage of completion method, which relies on estimates of total expected contract revenues and costs. The Company follows this method since reasonably dependable estimates of the revenue and costs applicable to various elements of the contract can be made.

Inventories

      Inventories are valued at the lower of cost or market. Cost is determined by using purchase cost (first-in, first-out method) for materials and standard costs for labor, which approximate actual costs, for work-in-process.

Property, Plant and Equipment

      Property, plant and equipment are carried at cost. Maintenance and repairs are expensed as incurred. Depreciation for financial statement purposes is provided on the straight-line method over the estimated useful lives of the assets. The following table summarizes the components of property, plant and equipment:

	December 31,

	2002	2001

Land and buildings	$72,460	$84,050
Machinery and plant equipment	76,905	82,370
Computer equipment and software	167,219	151,617
Furniture, fixtures and vehicles	41,373	42,959
Leasehold improvements	59,183	58,512

	417,140	419,508
Less accumulated depreciation	(265,583)	(255,670)

Net	$151,557	$163,838

      Estimated lives used in the calculation of depreciation for financial statement purposes are:

Buildings	10-40 years
Machinery and plant equipment	3-12 1/2 years
Computer equipment and software	2-5 years
Furniture and fixtures	3-12 1/2 years
Leasehold improvements	Shorter of useful life or term of lease

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company follows American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” SOP No. 98-1 requires certain costs in connection with developing or obtaining internally used software to be capitalized. Capitalized software totaled approximately $6 million in 2002, $7 million in 2001 and $13 million in 2000 related to software development costs pertaining to the following: improvements in the financial printing business’ typesetting, work-sharing, estimating, pricing, production and billing systems, the development of a workflow system for its localization business, the installation of a financial reporting system and a customer relationship management software system, the development of customer-facing applications including an electronic document distribution and exchange system, a self-filing Web-based solution for SEC Section 16 documents and financial document building applications.

Intangible Assets

      Prior to July 1, 2001, intangible assets acquired in business combinations accounted for by the purchase method of accounting were capitalized and amortized over their expected useful life as a non-cash charge. Acquisitions after June 30, 2001 were accounted for under SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. Those standards require that certain identifiable intangible assets be amortized over their expected useful lives. Under the new standards, the portion of the purchase price allocated to goodwill and indefinite-lived intangible assets is not amortized but is subject to impairment testing at least annually.

      Amounts allocated to identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Customer relationships	5-15 years
Software license agreement	5 years
Covenants not-to-compete	5 years
Proprietary technology	3 years

      The Company also has a non-amortizable intangible asset of $7.2 million as of December 31, 2002 related to a minimum pension liability on its defined benefit pension plan and SERP plan.

Stock-Based Compensation

      At December 31, 2002, the Company has several stock-based employee compensation plans, which are described more fully in Note 9. The Company accounts for those plans using the intrinsic method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Year Ended December 31,

	2002	2001	2000

Net income (loss):
As Reported	$355	$(24,078)	$7,008
Pro Forma	$(3,960)	$(28,061)	$5,193
As Reported Earnings (Loss) Per Share:
Basic	$.01	$(.73)	$.20
Diluted	$.01	$(.73)	$.20
Pro Forma (Loss) Earnings Per Share:
Basic	$(.12)	$(.85)	$.15
Diluted	$(.12)	$(.85)	$.15

      These pro forma amounts may not be representative of future results since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The fair value for these options was estimated at the date of grant using the Black-Scholes model with the following weighted-average assumptions:

	2002	2001	2000
	Grants	Grants	Grants

Expected dividend yield	2.0%	1.8%	2.4%
Expected stock price volatility	41.0%	45.1%	48.9%
Risk-free interest rate	2.2%	3.7%	5.3%
Expected life of options	3 years	3 years	5 years
Weighted average fair value	$2.68	$3.95	$3.70

Income Taxes

      The Company uses the asset and liability method to account for income taxes. Under this method, deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates.

      United States income tax has not been provided on the unremitted earnings of the Company’s foreign operations since the Company intends to continue to reinvest its undistributed foreign earnings to expand its foreign operations. In addition, applicable foreign taxes have been provided for and credits for foreign income taxes will be available to significantly reduce any U.S. tax liability if foreign earnings are remitted. At December 31, 2002, the cumulative amount of undistributed foreign earnings was approximately $47 million.

Earnings (Loss) Per Share

      Shares used in the calculation of basic earnings per share are based on the weighted-average number of shares outstanding, and for diluted earnings per share after adjustment for the assumed conversion of all potentially dilutive securities. Basic and diluted loss per share is calculated by dividing the net loss by the weighted-average number of shares outstanding during each period. The incremental shares from assumed conversion of all potentially dilutive securities are not included in the calculation of diluted loss per share since their effect would have been anti-dilutive. The weighted average diluted shares outstanding for the years ended December 31, 2002, 2001 and 2000 excludes the dilutive effect of approximately 2,586,346, 2,490,679, and

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2,954,168 options, respectively, since such options have an exercise price in excess of the average market value of the Company’s common stock during the respective period.

      The following table sets forth the basic and diluted average share amounts:

	Year Ended December 31,

	2002	2001	2000

Average shares outstanding — basic shares	33,472,462	33,081,005	34,577,126
Potential dilutive effect of stock options and deferred stock units	1,204,378	1,075,450	771,256

Average shares outstanding — diluted shares	34,676,840	34,156,455	35,348,382

Foreign Currency Translation

      Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted-average exchange rate for each period for revenues, expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholders’ equity and included in determining comprehensive income (loss). Where the U.S. dollar is the functional currency, translation adjustments are recorded in income.

Fair Value of Financial Instruments

      The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximates the fair value because of the short maturity of those instruments. The carrying amount of the liability under the revolving credit agreement (see Note 11) approximates the fair value since this facility has a variable interest rate similar to those that are currently available to the Company. The fair value of the Company’s private placement notes is approximately $107.9 million, based upon the borrowing rates currently available to the Company for bank loans with similar terms and average maturities. This compares to a carrying value of $77.3 million at December 31, 2002.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results can differ from those estimates.

Comprehensive Income

      The Company applies FASB Statement No. 130, “Reporting Comprehensive Income.” This statement establishes standards for the reporting and display of comprehensive income, requiring its components to be reported in a financial statement that is displayed with the same prominence as other financial statements.

Segment Information

      The Company applies FASB Statement No. 131, “Disclosures about Segments of an Enterprise and Related Information,” which requires the Company to report information about its operating segments according to the management approach for determining reportable segments. This approach is based on the way management organizes segments within a company for making operating decisions and assessing performance. FAS No. 131 also establishes standards for supplemental disclosure about products and services,

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

geographical areas and major customers. Segment results have been reported for the years presented and are described in Note 16.

Reclassifications

      Certain prior year amounts have been reclassified to conform to the 2002 presentation.

Recent Accounting Pronouncements

      In July 2001, the FASB issued Statement of Financial Accounting Standards No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations”. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity is required to capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS 143 is effective for fiscal years beginning after June 15, 2002 and will be adopted by the Company effective fiscal 2003. The Company believes adoption of this standard will not have a material effect on its financial statements.

      In July 2002, the FASB issued Statement of Financial Accounting Standard No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities”, which nullifies Emerging Issues Task Force Issue No. 94-3 (“EITF 94-3”). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas under EITF 94-3, the liability was recognized at the commitment date to an exit plan. The Company adopted the provisions of SFAS 146 effective for exit or disposal activities initiated in the fourth quarter of 2002. The impact of adoption of the statement was to recognize those charges relating to the Company’s restructuring plan that had met the liability recognition criteria under SFAS 146. Certain charges that did not meet the liability recognition criteria will be recognized in future periods as the plan is implemented. Such charges to be recognized in future periods are estimated to be approximately $7 million.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation sets forth expanded disclosure requirements in the financial statements about a guarantor’s obligations under certain guarantees that it has issued. It also clarifies that, under certain circumstances, a guarantor is required to recognize a liability for the fair value of the obligation at the inception of the guarantee. Certain types of guarantees, such as product warranties, guarantees accounted for as derivatives, and guarantees related to parent-subsidiary relationships are excluded from the liability recognition provisions of FIN 45, however, they are subject to disclosure requirements. The initial liability recognition provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements for interim or annual periods ending after December 15, 2002. The Company believes that the adoption of this interpretation will not have a material impact on its consolidated financial position or results of operations.

      In December 2002, the FASB issued Statement of Financial Accounting Standard No. 148 (“SFAS 148”), “Accounting for Stock-Based Compensation — Transition and Disclosure”, which amends Statement of Financial Accounting Standard No. 123 (“SFAS 123”) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. SFAS 148 also amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method on reported results. Although the Company continues to apply APB Opinion No. 25 and related interpretations, the Company has adopted the disclosure requirements of SFAS 148 during the fourth quarter of 2002.

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2 — Acquisitions

      All of the acquisitions described below have been accounted for using the purchase method of accounting, with the excess of the purchase price over the estimated fair value of the identifiable net assets recorded as goodwill. The results of each operation have been included in the Company’s consolidated results of operations since the date of acquisition. The cost of the acquisitions was financed primarily through borrowings under the Company’s revolving credit agreement.

2001 Acquisitions

Mendez

      In August 2001, the Company acquired Mendez and its related assets from Lernout & Hauspie Speech Products N.V. for $44.8 million in cash. Mendez operates in 20 countries and provides localization, translation technology and technical translation services and is included as part of the globalization segment.

      The aggregate purchase price of $48.7 million, which included approximately $3.9 million of acquisition costs, was allocated to assets acquired and liabilities assumed based upon estimated fair value at the date of acquisition. The excess of the purchase price over the estimated fair value of net tangible assets, totaling approximately $32.2 million, was allocated between goodwill and other identifiable intangible assets based upon estimated fair values. Based upon the results of a third party valuation, $3.7 million was allocated to the value of customer relationships and $0.6 million was allocated to the value of a license agreement related to machine translation software. The amount allocated to customer relationships is being amortized over its estimated life of ten years, and the amount allocated to the software license agreement is being amortized over its estimated useful life of five years. The portion allocated to goodwill is not being amortized. The amount of goodwill that was deductible for tax purposes was approximately $5.2 million.

      A portion of the purchase price ($0.8 million) was allocated to in-process research and development projects that were written off at the date of acquisition in accordance with applicable pronouncements. The write-off was included in the consolidated results of operations for the year ended December 31, 2001.

      In addition, the Company accrued $5.1 million of costs associated with the integration of Mendez’ operations. These costs included estimated severance costs ($3.9 million), lease termination costs ($1.0 million), and other integration costs ($0.2 million) associated with eliminating Mendez facilities and terminating certain Mendez employees.

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Cash and cash equivalents	$9,566
Accounts receivable, net of allowance for doubtful accounts	18,800
Other current assets	6,199

Total current assets	34,565
Property, plant and equipment at cost, less accumulated depreciation, and other non-current assets	6,894
Goodwill	27,949
Intangible assets	4,300

Total assets acquired	$73,708

Current liabilities	(21,462)
Long term liabilities	(3,499)

Total liabilities assumed	(24,961)

Net assets acquired	$48,747

Document Management Services, Inc.

      In April 2001, the Company acquired DMS, an outsourcing company that provides services to the professional services market, for approximately $17.5 million in cash. The purchase agreement provides for the payment of additional consideration upon the achievement of certain milestones based upon earnings and customer renewals, which amounts will be included as additional goodwill in the period earned. The excess purchase price over the identifiable net tangible assets, which totaled $18.3 million, is reflected as part of goodwill and other intangible assets. Included in intangible assets is approximately $5.9 million related to customer contracts and related customer relationships, which is being amortized over 15 years. The remaining $12.4 million is recorded as goodwill with a 30-year life and was amortized through December 31, 2001, when amortization ceased in accordance with SFAS 142. DMS is included in the outsourcing segment.

2002 Acquisitions

Berlitz GlobalNet

      On September 27, 2002, BGS Companies, Inc., a subsidiary of the Company, acquired all of the issued and outstanding stock of Berlitz GlobalNet, Inc. (“GlobalNet”) from Berlitz International, Inc. and Berlitz Investment Corporation for $75 million in cash. GlobalNet provides globalization and localization services, software testing, translation and interpretation services and is included as part of the globalization segment. The Company expects that the acquisition of GlobalNet will strengthen BGS’s position in the globalization and localization industry and enhance BGS’s results by enabling BGS to combine complementary services, improve efficiencies, and diversify its customer base.

      The net cash outlay of $57.5 million, which includes approximately $1.8 million of acquisition costs and is net of $19.3 million of cash in the business, has been allocated to assets acquired and liabilities assumed based upon estimated fair value at the date of acquisition. The excess of the purchase price over the estimated fair value of net tangible assets, totaling approximately $42.0 million, has been allocated between goodwill and other identifiable intangible assets based upon estimated fair values. Of this amount, $9.5 million has been allocated to the value of customer contracts and customer relationships and $0.4 million has been allocated to the value of proprietary technology. The amount allocated to customer relationships will be amortized over its

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimated life of 5-10 years, and the amount allocated to the proprietary technology will be amortized over its estimated useful life of 3 years. The portion allocated to goodwill will not be amortized. The amount of goodwill that is expected to be deductible for tax purposes is approximately $17.0 million.

      The Company accrued $4.0 million of costs associated with the acquisition of GlobalNet’s operations. The integration is expected to eliminate redundant functions and excess facilities in geographical regions where the Company has globalization operations in the same location as GlobalNet. These costs include estimated severance costs ($1.8 million) and lease termination costs ($0.8 million) and other costs ($1.4 million) associated with eliminating GlobalNet facilities and terminating certain GlobalNet employees.

      The following unaudited pro forma consolidated results of operations for the Company as a whole are presented as if the acquisition of GlobalNet had been made at the beginning of the periods presented.

	Year Ended December 31,

	2002	2001

	(In thousands except
	per share amounts)
	(Unaudited)
Revenue	$1,078,723	$1,162,040
Loss from continuing operations	(1,051)	(30,378)
Net loss	(1,051)	(46,741)
Loss per share from continuing operations:
Basic	$(.03)	$(.92)
Diluted	(.03)	(.92)
Total loss per share:
Basic	$(.03)	$(1.41)
Diluted	(.03)	(1.41)

      The pro forma amounts include interest expense on acquisition debt and amortization of identifiable intangible assets and do not include any amortization of goodwill associated with the GlobalNet acquisition, as required under SFAS No. 141. In addition, the pro forma amounts exclude royalty expenses relating to the use of the Berlitz trade name since such expenses will not be incurred prospectively. The pro forma amounts were tax-effected using the Company’s effective tax rate. In addition, the pro forma amounts do not reflect any benefits from economies or synergies that might be achieved from integrating operations. The pro forma results for the year ended December 31, 2001 include a pre-tax charge of $16,900 recorded by GlobalNet related to an impairment of its intangible assets based upon the amount paid in the acquisition. The pro forma information is unaudited and is not necessarily indicative of the results of operations that would have occurred had the purchase been made at the beginning of the periods presented or the future results of the combined operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Cash and cash equivalents	$19,334
Accounts receivable, net of allowance for doubtful accounts	25,429
Other current assets	2,488

Total current assets	47,251
Property, plant and equipment at cost, less accumulated depreciation, and other non-current assets	5,114
Goodwill	32,074
Intangible assets	9,880

Total assets acquired	$94,319

Current liabilities	(19,124)
Long term liabilities	(195)

Total liabilities assumed	(19,319)

Net assets acquired	$75,000

DecisionQuest, Inc.

      In December 2002, the Company acquired DecisionQuest, a provider of litigation resources, including trial research, strategic communications and strategic marketing, for approximately $31 million in cash. The purchase agreement provides for the payment of additional consideration upon the achievement of certain milestones based upon earnings over a one-year period, which amounts will be included as additional goodwill in the period earned. The excess purchase price over the identifiable net tangible assets, which totaled $17.5 million, is reflected as part of goodwill and other intangible assets. Included in intangible assets is $3.3 million related to customer contracts and related customer relationships, which will be amortized over 11 years, and various covenants not to compete with several members of management valued at $1.8 million, which will be amortized over their remaining useful life of 5 years. There is also $1.9 million related to the trade name, which will not be amortized, as it has an indefinite life. The remaining $10.5 million is recorded as goodwill and will not be amortized in accordance with SFAS 142. All of the goodwill is expected to be deductible for tax purposes. DQ’s tangible assets include an investment in a 50% owned joint venture which is valued at $9.9 million, as well as a note receivable from that joint venture of $2.0 million. The purchase price allocation is preliminary, and further refinements are possible as the Company completes its valuation process. The final purchase price allocation is not expected to have a material effect on the Company’s financial statements. DQ is included in the outsourcing segment.

Note 3 — Dispositions of Assets

      During the first quarter of 2000, the Company sold the net assets of one of its divisions in the Internet segment for approximately $5 million. The proceeds approximated the net book value of the assets, comprised primarily of goodwill and other intangible assets.

      During June 2001, the Company sold its commercial printing operations in Montreal, Quebec for approximately $4.9 million, of which $2.4 million was received in cash. The remainder was financed by the Company with an interest bearing note with principal due in installments beginning on the fourth anniversary of the closing date of the sale. During 2000, this operation had sales of approximately $24.4 million with net assets of approximately $5.1 million at closing. This transaction resulted in a loss of $1.9 million which

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

primarily resulted from the recognition of the accumulated foreign currency translation loss that had been reflected as part of accumulated other comprehensive loss on the balance sheet.

      In June 2002, Bowne’s financial printing operations moved to a new leased facility in Chicago. The Company completed the sale of its former Chicago facility in September 2002 for approximately $8.3 million. The net carrying amount of the facility was approximately $3.4 million, and as such, this transaction resulted in a gain of approximately $4.9 million for the year ended December 31, 2002.

      In September 2002, the Company sold certain publishing assets and liabilities associated with its financial printing segment for approximately $15 million, of which $14 million was received in cash. The remainder is being held in escrow until March 2003 for the purpose of providing a source of payment for potential indemnity claims under the asset purchase agreement. The carrying value of liabilities exceeded the carrying value of assets by approximately $0.4 million, therefore the sale resulted in a gain of approximately $15.4 million for the year ended December 31, 2002.

Note 4 — Cash and Cash Equivalents

      Cash equivalents of $2,760 and $1,635 at December 31, 2002 and 2001, respectively, are carried at cost, which approximates market, and includes certificates of deposit and money market accounts, all of which have maturities of three months or less when purchased.

Note 5 — Marketable Securities

      The Company classifies its investments in marketable equity securities as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders’ equity. The fair value of marketable securities exceeded cost by $864 and $2,202, at December 31, 2002 and 2001, respectively. Cost was determined on the basis of specific identification. Most of the decrease in unrealized gain came as a result of the Company’s investment in EDGAR On-Line, whose market value at December 31, 2002 was lower than at December 31, 2001.

Note 6 — Inventories

      Inventories consist of the following:

	December 31,

	2002	2001

Raw materials	$6,255	$6,489
Work-in-process	13,300	12,964

	$19,555	$19,453

Note 7 — Goodwill and Intangible Assets

      In June 2001, the FASB issued Statement No. 141, “Business Combinations” (“SFAS 141”), and Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 required the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also provided new criteria to determine whether an acquired intangible asset should be recognized separately from goodwill.

      Under the provisions of SFAS 142, upon adoption, amortization of existing goodwill ceases and the remaining book value is to be tested for impairment at least annually at the reporting unit level using a new two-step impairment test. The general provisions of SFAS 142 were effective for the Company as of January 1, 2002. However, certain provisions were effective for all business combinations consummated after

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

June 30, 2001. The Company applied the accounting and disclosure provisions of SFAS 141 and the applicable provisions of SFAS 142 to its acquisition of Mendez S.A. (“Mendez”) during the third quarter of 2001, and to both BGS’s acquisition of GlobalNet and BBS’s acquisition of DecisionQuest in 2002.

      In connection with SFAS 142’s transitional goodwill impairment evaluation, the Statement required the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption, January 1, 2002. To accomplish this, the Company determined the fair value of each reporting unit and compared it to the carrying amount of the reporting unit at that date. No impairment charges resulted from this evaluation since the fair value of each reporting unit exceeded the carrying amount.

      As of the date of adoption, the Company had unamortized goodwill in the amount of $172,321 and unamortized identifiable intangible assets in the amount of $18,150. Goodwill not subject to amortization (net of accumulated amortization through December 31, 2001) is $226,386 at December 31, 2002. Goodwill increased $54,065 in 2002, primarily as a result of the acquisition of GlobalNet in September 2002 ($31,217) and DecisionQuest in December 2002 ($10,508), and also as a result of the change in foreign currency rates used to translate balances into U.S. dollars at year end.

      The changes in the carrying amount of goodwill for the year ended December 31, 2002, are as follows:

	Financial
	Printing	Outsourcing	Globalization	Total

Balance at January 1, 2002	$13,113	$92,275	$66,933	$172,321
Goodwill acquired during the year	2,615	10,508	32,074	45,197
Adjustments to previously recorded purchase price	—	2	1,325	1,327
Foreign currency translation adjustment	107	—	7,434	7,541

Balance at December 31, 2002	$15,835	$102,785	$107,766	$226,386

      The gross amounts and accumulated amortization of identifiable intangible assets is as follows:

	December 31, 2002		December 31, 2001

		Accumulated		Accumulated
	Gross Amount	Amortization	Gross Amount	Amortization

Amortizable intangible assets:
Customer lists	$34,068	$4,792	$20,100	$3,022
Software licenses and proprietary technology	1,617	242	1,100	28
Covenants not-to-compete	1,800	—	—	—
Unamortizable intangible assets:
Trade Name	1,900	—	—	—

	$39,385	$5,034	$21,200	$3,050

      In addition, the Company has an intangible asset with a balance of $7.2 million and $7.1 million at December 31, 2002 and 2001, respectively, related to its additional minimum pension liability. This intangible asset is not subject to amortization.

      Amortization expense related to identifiable intangible assets was $2,017, $1,146 and $750 for the years ended December 31, 2002, 2001, and 2000, respectively. Estimated annual amortization expense for the years

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ended December 31, 2003 through December 31, 2007, including the effect of the GlobalNet and DecisionQuest acquisitions, is shown below:

2003	$3,580
2004	$3,580
2005	$3,548
2006	$3,398
2007	$3,178

      The following adjusted financial information reflects the impact that SFAS 142 would have had on net income (loss) and diluted earnings (loss) per share for the years ended December 31, 2001 and 2000, respectively if adopted in 2000:

	Year Ended		Year Ended
	December 31, 2001		December 31, 2000

	Net Income	Earnings (Loss)	Net	Earnings
	(Loss)	Per Share	Income	Per Share

Amounts as reported	$(24,078)	$(.73)	$7,008	$.20
Goodwill amortization, net of income taxes	6,119	18	5,735	.17

Adjusted amounts	$(17,959)	$(.55)	$12,743	$.37

Note 8 — Employee Benefit Plans

Pension Plans

      The Company sponsors a defined benefit pension plan which covers most of its United States employees not covered by union agreements. Benefits are based upon salary and years of service under the projected unit benefit method. The Company’s policy is to contribute an amount necessary to meet the ERISA minimum funding requirements. This plan has been closed to new participants effective January 1, 2003. In addition, effective January 1, 2003, current participants in the plan will have benefits computed at a reduced accrual rate for credited service after January 1, 2003, except for certain employees who will continue to accrue benefits under the existing formula if they satisfy certain age and years of service requirements. The Company also has an unfunded supplemental retirement program for certain management employees. Employees covered by union agreements are included in separate multi-employer pension plans to which the Company makes contributions. Plan benefit and net asset data for these multi-employer pension plans are not available. Also, certain non-union international employees are covered by other retirement plans.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Pension costs, including the Supplementary Employee Retirement Plan (“SERP”), are summarized as follows:

	Year Ended December 31,

	2002	2001	2000

Service cost	$7,636	$6,912	$6,478
Interest cost	6,864	5,878	5,712
Expected return on plan assets	(5,202)	(6,200)	(6,497)
Amortization of transition asset	(220)	(220)	(220)
Amortization of prior service cost	1,121	1,032	1,032
Actuarial loss (gain)	347	(1,199)	(1,395)
Curtailment gain	—	(1,132)	—

Net periodic pension cost of defined benefit plans	10,546	5,071	5,110
Union plans	304	408	580
Other retirement plans	828	745	1,167

Total pension and SERP cost	$11,678	$6,224	$6,857

      The status of the Company’s funded defined benefit pension plan, excluding the SERP, is as follows:

	December 31,

	2002	2001

Projected benefit obligation at beginning of year	$74,194	$59,913
Service cost	7,113	6,420
Interest cost	5,299	4,455
Actuarial loss	9,839	6,859
Curtailment gain	—	(1,172)
Benefits paid	(5,786)	(2,281)

Projected benefit obligation at end of year	90,659	74,194

Fair value of plan assets at beginning of year	59,350	68,176
Actual return on plan assets	(7,607)	(6,545)
Employer contributions	3,743	—
Benefits paid	(5,786)	(2,281)

Fair value of plan assets at end of year	49,700	59,350

Funded status	(40,959)	(14,844)
Unrecognized net transition asset	(2,200)	(2,522)
Unrecognized prior service cost	962	364
Unrecognized net actuarial loss (gain)	20,640	(1,310)

Net accrued pension cost	$(21,557)	$(18,312)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Amounts recognized in the balance sheet consist of:

	December 31,

	2002	2001

Defined Benefit Pension Plan:
Accrued benefit liability	$(23,219)	$(18,312)
Intangible asset for minimum pension liability	962	—
Accumulated other comprehensive loss	434	—
Deferred income tax asset	266	—

Net amount recognized	$(21,557)	$(18,312)

SERP:
Accrued benefit liability	$(20,514)	$(17,462)
Intangible asset for minimum pension liability	6,260	7,104
Accumulated other comprehensive loss	1,560	—
Deferred income tax asset	957	—

Net amount recognized	$(11,737)	$(10,358)

      The amounts of accrued benefit liabilities are included in current and long-term liabilities for employee compensation and benefits. At December 31, 2002, the Company recorded an additional minimum pension liability of $10,439 related to its defined benefit plan and SERP plan, which represents the excess of unfunded accumulated benefit obligations over previously recorded pension cost liabilities. The Company also recorded a corresponding intangible asset of $7,222. The net charge to other comprehensive loss in stockholders’ equity was $1,994, which is net of a $1,223 deferred tax asset. The increase in unfunded accumulated benefit obligations was primarily due to a decline in the market value of plan assets, as well as a reduction in the assumed discount rate. During 2001, the Company had a curtailment loss of approximately $1.1 million resulting from the reduction in force during the fourth quarter. The SERP plan contains covenants which prohibit retired participants from engaging in competition with the Company.

      The discount rate used to calculate the projected benefit obligations was 6.50%, 7.25% and 7.75% for the years ended December 31, 2002, 2001 and 2000, respectively. The rate used to project future salary increases was 4% for the years ended December 31, 2002 and 2001, respectively, and 4.5% for the year ended December 31, 2000. The expected long-term rate of return on plan assets was 9.0% for the year ended December 31, 2002 and 9.5% for the years ended December 31, 2001 and 2000, respectively. The assets of the funded plan consist primarily of equity and fixed income securities.

Defined Contribution Plans

      Through December 31, 2002, the Company and its domestic financial printing subsidiaries were participating in a qualified profit sharing plan covering most employees of those subsidiaries who are not covered by union agreements. Amounts charged to income for the Profit Sharing Plan were $363, $2,781 and $6,511 for the years ended December 31, 2002, 2001 and 2000, respectively. Effective December 31, 2002, this Plan has been closed to employee contributions, and employees previously covered by this plan can participate in the qualified 401(k) Plan discussed below.

      The remaining domestic subsidiaries had been participating in a qualified 401(k) Plan that is available to substantially all their non-union employees. Through December 31, 2002, the Company matched 50% of a participating employee’s pre-tax contribution up to a maximum of 6% of the participant’s compensation. Effective January 1, 2003, substantially all of the Company’s eligible non-union employees can participate in the 401(k) Plan, and the Company will match 100% of the first 3% of the participant’s compensation plus 50%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the next 2% of compensation. Amounts charged to income for the 401(k) Plan, representing the Company’s matching contributions, were $966, $837, and $556 for the years ended December 31, 2002, 2001 and 2000, respectively.

      Under the Employees’ Stock Purchase Plan, the Company and participating subsidiaries match 50% of amounts contributed (after-tax) by employees up to twelve hundred dollars per employee per year. All contributions are invested in the common stock of the Company. The plan acquired 241,192, 379,121 and 464,800 shares in the years ended December 31, 2002, 2001 and 2000 respectively, of the Company’s common stock on the open market. At December 31, 2002 and 2001, the Stock Purchase Plan held 1,947,743 shares and 1,964,541 shares of the Company’s common stock, respectively. Charges to income amounted to $388, $964 and $1,388 for the years ended December 31, 2002, 2001, and 2000, respectively. The shares held by the plan are considered outstanding in computing the Company’s basic earnings per share, and dividends paid to the plan are charged to retained earnings. Effective December 31, 2002, this Plan has been closed to non-union employee contributions.

Health Plan

      The Company maintains a voluntary employee benefit health and welfare plan (Plan) covering substantially all of its non-union employees. The Company funds disbursements as incurred. At December 31, 2002 and 2001, accrued expense for Plan participants’ incurred but not reported claims was $4,625 and $4,150, respectively. Amounts charged to income for the Plan were $25,939, $29,107 and $27,996 for the years ended December 31, 2002, 2001, and 2000, respectively.

Note 9 — Stock Incentive Plans

      The Company has five stock incentive plans: a 1981 Plan, a 1992 Plan, a 1997 Plan, a 1999 Plan, and a 2000 Plan. All except the 2000 Plan have been approved by shareholders.

      The 1981 Plan, which provided for the granting of options to purchase 2,800,000 shares of the Company’s common stock, expired December 15, 1991 except as to options then outstanding. The Company’s 1992 and 1997 Stock Option Plans both provide for the granting of options to purchase 1,700,000 shares to officers and key employees at a price not less than the fair market value on the date each option is granted. The 1992 Plan expired December 19, 2001 except as to options then outstanding. The Company’s 1999 Incentive Compensation Plan provides for the granting of options to purchase 3,450,000 shares to officers, key employees, non-employee directors, and others who provide substantial services to the Company, also at a price not less than the fair market value on the date each option is granted. Of these 3,450,000 shares reserved under the 1999 Plan, 300,000 may be issued as awards other than options and stock appreciation rights (“SARs”). The Company’s 2000 Incentive Compensation Plan provides for the granting of options to purchase 3,000,000 shares to officers, key employees, non-employee directors, and others who provide substantial services to the Company, also at a price not less than the fair market value on the date each option is granted. Of these 3,000,000 shares reserved under the 2000 Plan, 300,000 may be issued as awards other than options and SARs.

      All plans except the 2000 Plan permit grants of either Incentive Stock Options or Nonqualified Options. Options become exercisable as determined at the date of grant by a committee of the Board of Directors. Options granted prior to December of 2001 expire ten years after the date of grant, while options granted since December 2001 have a term of seven years. The 1997 Plan permits the issuance of SARs, limited stock appreciation rights (“LSARs”) and awards that are valued in whole or in part on the fair value of the shares. SARs, LSARs and awards may be paid in shares, cash or combinations thereof. The 1999 Plan allows for those awards previously mentioned under the 1997 Plan, as well as restricted stock, deferred stock, stock granted as a bonus, dividend equivalent, performance award or annual incentive award. The 2000 Plan permits the issuance of Nonqualified Options, SARs, LSARs, restricted stock, deferred stock, stock granted as a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

bonus, dividend equivalent, other stock-based award or performance award. The Compensation Committee of the Board governs most of the parameters of the 1999 and 2000 Plans including exercise dates, expiration dates, and other awards.

      The following table summarizes the number of securities to be issued upon exercise of outstanding options and conversion of deferred stock units into shares of stock, and the number of securities remaining available for future issuance under the Company’s plans:

	Number of Securities	Weighted-average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available
	Exercise/Conversion	Outstanding Options	for Future Issuance

Plans approved by shareholders:
Stock options	3,319,200	12.64	2,228,300
Plans not approved by shareholders:
Stock options	2,436,851	11.78	308,706
Deferred stock units	793,505	(a )	623,218

Total	6,549,556		3,160,224

(a)	Not applicable

      Details of stock options are as follows:

		Weighted
		Average
	Number of	Option
	Shares	Price

Year Ended December 31, 2000
Granted	1,107,450	$8.93
Exercised	49,650	8.35
Cancelled	463,600	14.66
Outstanding, end of year	4,560,850	12.35
Exercisable, end of year	2,161,081	13.22
Year Ended December 31, 2001
Granted	1,797,000	$12.40
Exercised	207,600	8.56
Cancelled	647,174	13.06
Outstanding, end of year	5,503,076	12.42
Exercisable, end of year	2,683,833	12.91
Year Ended December 31, 2002
Granted	881,250	$10.97
Exercised	313,351	9.44
Cancelled	314,924	13.58
Outstanding, end of year	5,756,051	12.27
Exercisable, end of year	3,875,379	12.48

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes weighted average option exercise price information:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
Range of	Number	Average	Average	Number	Average
Exercise	Outstanding	Remaining	Exercise	Exercisable	Exercise
Prices	December 31, 2002	Life	Price	December 31, 2002	Price

$8.03 - $10.36	1,269,350	7 years	$9.10	1,248,850	$9.08
10.37 - 11.16	1,009,100	7 years	10.68	191,850	11.07
11.17 - 12.28	944,451	7 years	12.21	704,254	12.21
12.29 - 14.12	1,552,700	6 years	12.93	794,975	12.92
14.13 - 22.50	980,450	6 years	17.06	935,450	17.15

	5,756,051	6 years	$12.27	3,875,379	$12.48

Subsidiaries’ Option Plans

      During 1999, the Company adopted the 1999 Stock Option Plan for BGS Companies, Inc. (“BGS Plan”), a wholly-owned subsidiary of the Company. During 2001, the Company adopted the 2001 Key Executives’ Stock Incentive Plan for BGS Companies, Inc. Both Plans provide for the granting of nonqualified stock options, incentive stock options and restricted stock units of BGS Companies, Inc. stock to employees of the Company and its affiliates and advisors. The 1999 Plan authorized the granting of three million options, which are to be granted at not less than the fair market value as of the date of grant and are for periods not to exceed ten years. The 2001 Plan authorized the granting of 3.2 million options, which are to be granted at not less than the fair market value as of the date of grant and are for periods not to exceed seven years. Under the 2001 Plan, no options become exercisable until an initial public offering of BGS Companies, Inc.

      The 1999 BGS Plan granted 1,684,400 stock options at an average exercise price of $2.54 during 1999. No additional grants were made since 1999 from this Plan. The 2001 Plan granted 2,800,000 stock options at an exercise price of $2.00 during 2001, and 2,217,000 stock options at an average exercise price of $2.14 during 2002. In addition, 3,436,150 stock options were forfeited during 2002. The options outstanding under the Plans are 2,783,775 and 4,098,850 at December 31, 2002 and December 31, 2001, respectively. The options generally vest over a four-year period; however, under the 1999 Plan, no options were exercisable until the earlier of an initial public offering of BGS Companies Inc. or January 26, 2002. After January 26, 2002, certain vested options under the 1999 Plan became eligible to be “put” back to the Company and the Company had the right to buy such options from the holders at an amount no greater than the amount by which the then fair market value exceeds the exercise price of the option. During 2002, the Company bought 95,925 options from the holders for approximately $50, which amount had been recognized as compensation expense in 2001. No compensation expense was recognized in either 2002 or 2000.

Deferred Stock Awards

      In October 1996, the Company initiated a program for certain key executives, and in 1997 for directors, that provided for the conversion of a portion of their cash bonuses or directors’ fees into deferred stock units. These units are convertible into the Company’s common stock on a one-for-one basis, generally at the time of retirement or earlier under certain specific circumstances, and are included as shares outstanding in computing the Company’s earnings per share. At December 31, 2002 and 2001, the amounts included in stockholders’ equity for these units were $8.1 million and $7.9 million, respectively. At December 31, 2002 and 2001, there were 628,763 and 604,044 units outstanding, respectively.

      Additionally, the Company has a Deferred Sales Compensation Plan for certain salespeople. This Plan allows the salesperson to defer payment of salaries and commissions to a future date. The amounts deferred,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

plus any matching contribution made by the Company, will be paid in either cash or the Company’s common stock upon retirement, termination or in certain hardship situations. Amounts accrued which the employees participating in the Plan have elected to be paid in stock amounted to $2,081 and $1,906 at December 31, 2002 and 2001, respectively. These deferred stock awards may be paid out in cash under certain circumstances. Accordingly, the amounts are recorded as a liability in deferred employee compensation and benefits in the Company’s consolidated balance sheets. In the event of a change of control or if the Company’s net worth, as defined, falls below $100 million, then the payment of certain vested amounts due under the Plan may be accelerated. At December 31, 2002 and 2001, there were 164,742 and 146,327 deferred stock awards outstanding, respectively, under this Plan. These awards are included as shares outstanding in computing the Company’s earnings per share.

Note 10 — Income Taxes

      The provision (benefit) for income taxes is summarized as follows:

	Year Ended December 31,

	2002	2001	2000

Current:
U.S. federal	$6,200	$(10,005)	$9,704
Foreign	1,000	510	7,476
State and local	2,823	(693)	886

	10,023	(10,188)	18,066

Deferred:
U.S. federal	3,945	5,125	(1,982)
Foreign	(3,483)	(1,949)	—
State and local	(1,340)	233	(59)

	(878)	3,409	(2,041)

	$9,145	$(6,779)	$16,025

      The provision (benefit) for income taxes is allocated as follows:

	Year Ended December 31,

	2002	2001	2000

Continuing operations	$9,145	$2,281	$28,145
Discontinued operations	—	(9,060)	(12,120)

	$9,145	$(6,779)	$16,025

      United States and foreign components of income (loss) before income taxes are as follows:

	Year Ended December 31,

	2002	2001	2000

United States	$27,178	$(26,373)	$11,743
Foreign	(17,678)	(4,484)	11,290

Total income (loss) before taxes	$9,500	$(30,857)	$23,033

      Income taxes paid during the years ended December 31, 2002, 2001 and 2000 were $2,682, $6,248 and $24,148, respectively.

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The provision for income taxes differed from the U.S. federal statutory rate for the following reasons:

	Year Ended
	December 31,

	2002	2001	2000

Statutory tax (benefit) rate	35.0%	(35.0)%	35.0%
Increase in tax (benefit) resulting from:
State and local taxes	10.1	(1.1)	2.3
Foreign taxes	(3.7)	(3.6)	2.1
Nondeductible items:
Change in valuation allowance	31.1	4.1	—
Goodwill and other intangibles	—	8.3	10.1
Asset impairment charge	—	—	13.7
Other nondeductible items	23.8	5.3	6.4

Effective income tax (benefit) rate	96.3%	(22.0)%	69.6%

      The increase in the effective income tax rate from 2001 to 2002 was due to no benefit taken for losses in certain foreign jurisdictions because of the uncertainty regarding their realization. In addition, the Company’s non-deductible items grew as a percentage of pre-tax income from 2001 to 2002.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the expected benefits of utilization of net operating loss carryforwards. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or the net operating losses can be utilized. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. A valuation allowance has been provided for a portion of deferred tax assets relating to certain foreign net operating losses due to uncertainty surrounding the utilization of these deferred tax assets. Based upon the level of historical taxable income and projections for future taxable income over the periods which the remaining deferred tax assets are realizable, management believes it is more likely than not the Company will realize the benefits of these net deferred tax assets.

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2002 and 2001 are as follows:

	2002	2001

Deferred tax assets:
Operating loss carryforwards	9,173	2,726
Deferred compensation & benefits	22,330	16,428
Depreciation and other	2,547	1,097

Gross deferred tax assets	34,050	20,251

Deferred tax liabilities:
Capitalized software costs	(12,605)	(10,311)
Intangible assets	(6,172)	(4,838)
Synthetic leases and other	(2,598)	—

Gross deferred tax liabilities	(21,375)	(15,149)

Deferred tax asset valuation allowance	(5,004)	(2,050)

Net deferred tax asset	7,671	3,052
Less current portion — deferred tax asset	(3,912)	—

Non-current deferred tax asset (liability)	3,759	3,052

      The Company has, as of December 31, 2002, approximately $177 million of state and local net operating losses estimated to expire in years beginning in 2007, state credits of approximately $1.37 million and approximately $52 million of foreign net operating losses, some of which do not expire, and none of which are estimated to expire before 2004. Included in other liabilities and prepaid expenses and other current assets is approximately $3.1 million of taxes payable and $14.9 million of taxes receivable at December 31, 2002 and 2001, respectively, relating primarily to current liabilities, net operating loss carrybacks and overpayment of estimated taxes.

      The change in the valuation allowance is due to foreign net operating losses, which may not be utilized in future years, and to the realization of a capital loss.

Note 11 — Debt

      On July 2, 2002, the Company completed its new $175 million unsecured three-year revolving credit facility. The new credit agreement bears interest at LIBOR plus 105-200 basis points or an alternative base rate (greater of Federal Funds rate plus 50 basis points or the Prime rate) depending on certain leverage ratios. Prior to July 2, 2002, the Company had borrowings under its $300 million unsecured five-year revolving credit agreement, with a weighted average interest rate of approximately 2%. The weighted average interest rate for that credit agreement was based on LIBOR plus 25 basis points depending on certain leverage ratios plus ten basis points on the unused portion. During 2002, the average interest rate on both the new line of credit, and the one which expired in July, 2002 approximated 3%. The purpose of the revolving credit agreement is for general corporate purposes, including acquisitions. Amounts outstanding under this agreement are classified entirely as long-term debt of $64,000 at December 31, 2002, and as both current and long-term debt ($37,000 and $75,000, respectively) at December 31, 2001. In addition, the Company had $68 of capital leases and $4,138 of notes payable at December 31, 2002.

      On February 6, 2002, the Company completed a $75 million private placement of senior unsecured notes with several institutional lenders. The private placement consisted of $25 million 6.9% senior notes due

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

January 30, 2007, $28 million 7.31% senior notes due January 30, 2012, and $22 million 7.85% senior notes due January 30, 2012. The proceeds from the private placement were used to pay down a portion of the Company’s former revolving credit facility at that time. This amount is classified as long-term debt on the balance sheet as of December 31, 2002 and 2001. Interest is payable every six months. At its option, the Company may pre-pay all or part of the senior unsecured notes at an amount equal to the principal amount plus accrued interest plus a make-whole payment determined in accordance with the note agreement. The terms of the new notes and revolving credit agreement provide certain limitations on additional indebtedness, sale and leaseback transactions, asset sales and certain other transactions. Additionally, the Company is subject to certain financial covenants based on its results of operations. The Company was in compliance with all loan covenants as of December 31, 2002. The senior unsecured notes and revolving credit agreement are guaranteed by substantially all of the Company’s subsidiaries.

      Due to the continued economic downturn and impact on the Company’s business, the revolving credit agreement and private placement notes were amended in March 2003 to modify certain financial covenant requirements and definitions. Under the terms of the amendment, the Company will be required to meet revised debt-to-EBITDA and fixed charge coverage ratios from the first quarter of 2003 through the first quarter of 2004. These financial covenant requirements will revert back to the previously existing covenant levels beginning in the second quarter of 2004. The new covenants are less restrictive than the previously existing covenants. Based upon its current projections, the Company believes it will be in compliance with the revised quarterly loan covenants throughout fiscal 2003. In the event that actual results do not approximate forecasted results, management believes it could execute contingency plans to mitigate such effects. Such plans include additional cost reductions, asset sales, or seeking additional alternative financing. While the Company believes that it could obtain requisite additional financing, there can be no assurance that such financing would be available on a timely basis or on acceptable terms.

      In consideration for the amendment, the Company has agreed to provide accounts receivable as collateral. The collateral will be shared proportionately between the parties to the revolving credit agreement and the senior unsecured notes. In addition, interest rates charged under the revolving credit agreement have increased to LIBOR plus 125-325 basis points depending on certain leverage ratios as defined in the credit agreement, compared to LIBOR plus 105-200 basis points under the previously existing covenants. Interest rates charged under the senior unsecured notes have increased by 25 basis points during the amendment period and a subsequent period during which the Company must meet the original covenant requirements. The Company expects to pay an amendment fee to approving lenders of approximately $0.9 million, which will be amortized to interest expense over the period covered by the amendment.

      If the Company failed to meet one or more of its loan covenants, such occurrence would be considered an event of default. In the event the Company was unable to obtain a waiver or unable to provide an allowable remedy for such event of default, the Company’s lenders would be entitled to certain remedies, including the ability to terminate their loan commitments and to demand immediate repayment, including payment in full. Were the Company’s lenders to demand immediate payment in full, the Company could not make such payment from existing funds and would have to seek replacement financing. While the Company believes it would be able to obtain replacement financing, the Company’s ability to secure such replacement financing could not be guaranteed, and if necessary, such financing could carry higher costs.

      The Company’s Canadian subsidiary has a $10 million Canadian dollar credit facility that had an outstanding balance of $2,250 Canadian dollars (US$1,431) at December 31, 2002. The Company has issued a guarantee of up to $6 million Canadian dollars related to this credit facility, which would require payment by the Company in the event of default on payment.

      Aggregate annual installments of both notes payable and long-term debt (other than the revolving credit agreement) due for the next five years and thereafter are $497, $2,299, $475, $604, $25,173, and $50,157, respectively.

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Interest paid was $4,672, $6,541, and $7,816 for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 12 — Deferred Employee Compensation and Other

      Liabilities for deferred employee compensation and other consist of the following:

	December 31,

	2002	2001

Pension and other retirement costs, long-term	$16,467	$18,312
Supplemental retirement, long-term	18,484	15,900
Deferred compensation and other long-term benefits	9,929	9,596
Other	1,000	—

	$45,880	$43,808

Note 13 — Comprehensive Income (Loss)

      The components of accumulated other comprehensive income (loss) are summarized as follows:

	December 31,

	2002	2001	2000

Foreign currency translation adjustment	$1,520	$(10,582)	$(7,758)
Minimum pension liability adjustment (net of tax effect)	(1,994)	—	—
Unrealized gains on marketable securities (net of tax effect)	519	1,322	368

	$45	$(9,260)	$(7,390)

Note 14 — Commitments and Contingencies

Lease commitments

      The Company and its subsidiaries occupy premises and utilize equipment under leases which are classified as operating leases and expire at various dates to 2020. Many of the leases provide for payment of certain expenses and contain renewal and purchase options.

      One operating lease is for printing equipment in the U.S. and Canada funded through a master agreement administered by a commercial bank. At the expiration of the lease (April 2003), the Company has the right to roll the arrangement into a new lease or purchase the equipment for a guaranteed residual value. As of December 31, 2002, the rental payments were based on the cost of the equipment plus LIBOR plus 150 or 200 basis points (while the Canadian portion of the lease calculates interest based on Canadian LIBOR plus 35 basis points). The equipment under this lease as of December 31, 2002 has an aggregate residual value of approximately $16.6 million. As of December 31, 2001, the Company had borrowed the maximum under the agreement, leasing equipment with an aggregate initial cost of approximately $23 million. Since this equipment is integral to the Company’s operations, the Company will either buy the equipment or renew the lease when the lease expires.

      Rent expense relating to premises and equipment amounted to $60,240, $50,184, and $40,336 for the years ended December 31, 2002, 2001 and 2000, respectively. Included in these amounts is rent expense associated with equipment located at customer sites, which amounted to $16,554, $16,879 and $15,048 for the years ended December 31, 2002, 2001 and 2000, respectively. Also included in these figures is rent expense

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

from short term leases. The minimum annual commitments under noncancelable leases and other operating arrangements as of December 31, 2002, are summarized as follows:

2003	$46,701
2004	40,378
2005	29,206
2006	21,340
2007	16,470
2008-2020	54,535

Total	$208,630

      Future rental commitments for leases have not been reduced by minimum non-cancelable sublease rentals aggregating approximately $2 million. The Company remains secondarily liable under these leases in the event that the sublessee defaults under the sublease terms. The Company does not believe that material payments will be required under these agreements.

Joint Venture Arrangements

      The Company is involved in certain minor joint venture arrangements that are intended to complement the Company’s core services and markets. The Company has the discretion to provide funding on occasion for working capital or capital expenditures. The Company makes an evaluation of additional funding based on an assessment of the venture’s business opportunities. The Company believes that any possible commitments arising from these arrangements will not be significant to the Company’s financial condition or results of operations. To date, our share of the results of operations of these joint venture arrangements has not been significant.

Contingencies

      The Company is involved in certain litigation in the ordinary course of business and believes that the various asserted claims and litigation would not materially affect its financial position, operating results or cash flows.

Note 15 — Stockholders’ Equity

      The Company has a Stockholder Rights Plan that grants each stockholder a right to purchase 1/1000th of a share of the Preferred Stock for each share of common stock owned when certain events occur. This plan is triggered when certain events occur that involve the acquisition, tender offer or exchange of 20% or more of the Common Stock by a person or group of persons, without the approval of the Company’s Board of Directors. Prior to the event, the Rights will be linked to the underlying shares of the Common Stock and may not be transferred by themselves.

      In January of 2000 the Board of Directors authorized the expenditure of up to $40 million to repurchase shares of the Company’s common stock, representing approximately 10% of the total shares outstanding at that time. Subject to applicable securities law, such purchases occur at times and in amounts that the Company deems appropriate. The shares will be available for general corporate purposes including acquisitions, the employee stock purchase plan and stock incentive plans. In August of 2000 the Board of Directors authorized an extension of the Company’s stock repurchase program to acquire up to an additional $20 million of outstanding common stock. During 2001, the Company purchased 10,000 shares, at an average price of $9.04. During 2000, the Company had purchased approximately 4 million shares, at an average price of $10.63. No shares were repurchased during 2002.

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16 — Segment Information

      The Company is a global provider of high-value document management services. The Company is the world’s largest financial printer and a market leader in outsourcing services for law firms and investment banks, and in providing outsourced globalization and localization services. Bowne empowers clients’ information by combining superior customer service with advanced technologies to manage, repurpose and distribute that information to any audience, through any medium, in any language, anywhere in the world.

      The Company’s continuing operations are classified into three reportable business segments: financial printing, outsourcing and globalization. The services of each segment are marketed throughout the world. The major services provided by each segment are as follows:

Financial Printing — transactional financial printing, corporate reporting, mutual fund printing, commercial printing and digital printing, and electronic delivery of personalized communications.

Outsourcing — outsourcing services such as document processing and management, information technology, and litigation support services, primarily for the legal and financial communities. This segment is commonly referred to as Bowne Business Solutions (BBS). The results for the outsourcing segment include the operating results of DMS from its date of acquisition, April 6, 2001, and the operating results of DecisionQuest from its date of acquisition, December 4, 2002.

Globalization — outsourced globalization solutions, including technical writing and content creation, terminology and content management, and localization and translation services. This segment is commonly referred to as Bowne Global Solutions. The results for the globalization segment include the operating results of Mendez from its date of acquisition, August 29, 2001, and the operating results of GlobalNet from its date of acquisition, September 27, 2002.

      A fourth segment (Internet consulting and development) which previously provided integrated Internet applications primarily for the financial services sector was discontinued effective with the second quarter of 2001. Accordingly, that segment information is no longer being presented.

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Information regarding the operations of each business segment is set forth below. Performance is evaluated based on several factors, of which the primary financial measures are segment profit and segment profit less depreciation expense. Segment profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, amortization, certain shared corporate expenses, the disposal of certain assets, purchased in-process research and development charges, restructuring, integration and asset impairment charges, other expenses and other income. Therefore this information is presented in order to reconcile to income (loss) before income taxes. The Corporate/Other category includes (i) corporate expenses for shared administrative, legal, finance and other support services which are not directly attributable to the operating segments, (ii) restructuring, integration and asset impairment charges, (iii) gain (loss) on sale of certain assets, (iv) purchased in-process research and development, and (v) other expenses and other income.

	Year Ended December 31,

	2002	2001	2000

Revenue from external customers:
Financial printing	$638,269	$721,190	$918,826
Outsourcing	233,886	231,791	191,617
Globalization	131,171	101,650	68,895

	$1,003,326	$1,054,631	$1,179,338

Segment profit:
Financial printing	$66,569	$68,814	$140,244
Outsourcing	15,642	14,809	9,334
Globalization	(4,441)	6,271	(1,012)
Corporate/Other (see detail below)	(18,464)	(39,788)	(26,230)

	$59,306	$50,106	$122,336

Depreciation expense:
Financial printing	$29,075	$30,586	$31,294
Outsourcing	4,008	4,754	5,264
Globalization	5,580	3,337	3,124
Corporate	1,999	2,440	2,667

	$40,662	$41,117	$42,349

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,

	2002	2001	2000

Segment profit less depreciation:
Financial printing	$37,494	$38,228	$108,950
Outsourcing	11,634	10,055	4,070
Globalization	(10,021)	2,934	(4,136)
Corporate/Other	(20,463)	(42,228)	(28,897)

	18,644	8,989	79,987
Amortization expense	(2,017)	(8,001)	(7,318)
Interest expense	(7,127)	(6,422)	(7,254)

Income (loss) from continuing operations before income taxes	$9,500	$(5,434)	$65,415
Loss from discontinued operations before income taxes	$—	$(25,423)	$(42,382)

Pre-tax income (loss)	$9,500	$(30,857)	$23,033

Corporate/Other (by type):
Shared corporate expenses	$(17,351)	$(17,746)	$(22,489)
Other (expense) income, net	(1,993)	1,565	(1,635)
Purchased in-process research and development	—	(800)	—
Restructuring charges, integration costs and asset impairment charges	(19,378)	(20,949)	(2,106)
Gain (loss) on sale of certain assets	20,258	(1,858)	—

	$(18,464)	$(39,788)	$(26,230)

Restructuring, integration and asset impairment charges:
Financial printing	$7,034	$6,567	$2,106
Outsourcing	1,720	5,412	—
Globalization	10,624	5,945	—
Other	—	3,025	—

	$19,378	$20,949	$2,106

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,

	2002	2001	2000

Assets:
Financial printing	$239,022	$293,565	$369,229
Outsourcing	194,318	164,317	147,629
Globalization	219,450	137,607	78,301
Corporate	51,612	41,845	45,702
Discontinued operations	—	—	19,354

	$704,402	$637,334	$660,215

Capital spending:
Financial printing	$11,901	$18,203	$17,039
Outsourcing	3,268	5,818	4,649
Globalization	4,328	2,985	2,983
Corporate	10,046	11,808	16,741
Discontinued operations	—	664	2,702

	$29,543	$39,478	$44,114

      Geographic information about the Company’s revenue, which is principally based on the location of the selling organization, and long-lived assets, is presented below:

	Year Ended December 31,

	2002	2001	2000

Revenue by source:
United States	$812,762	$882,507	$950,309
Canada	43,258	50,127	67,762
Other foreign, primarily Europe	147,306	121,997	161,267

	$1,003,326	$1,054,631	$1,179,338

Long-lived assets, net:
United States	$297,671	$286,400	$289,080
Canada	6,634	6,658	10,065
Other foreign, primarily Europe	138,264	79,578	46,562

	$442,569	$372,636	$345,707

Note 17 — Discontinued Operations

      In April 2001, management determined that it would no longer invest in its Internet consulting and development segment (“Immersant”) and announced its decision to exit the operation. Effective with the second quarter of 2001, this segment is reflected as a discontinued operation. All prior period results have been restated accordingly, including the reallocation of fixed overhead charges to other business segments.

      The discontinued operations had net liabilities (including accrued restructuring and discontinuance costs) of $2,745 and $5,324 at December 31, 2002 and 2001, respectively.

      The balance in accrued restructuring and discontinuance costs represents the estimated remaining costs to exit this operation, as well as the remaining previously recorded restructuring costs. Prior to the second

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

quarter of 2001, this accrual had been reflected as part of the Company’s overall restructuring accrual. The activity in accrued restructuring and discontinuance costs through December 31, 2002, including additions and payments made on that accrual, is summarized below.

	Severance and
	Personnel-	Occupancy
	Related Costs	Costs	Other	Total

Balance at December 31, 2000	$1,160	$762	$106	$2,028
2001 Expense	1,291	5,097	323	6,711
Paid in 2001	(2,451)	(1,823)	(289)	(4,563)

Balance at December 31, 2001	$—	$4,036	$140	$4,176
Paid in 2002	—	(1,650)	(75)	(1,725)

Balance at December 31, 2002	$—	$2,386	$65	$2,451

Note 18 — Restructuring, Integration and Asset Impairment Charges

      Prior to the fourth quarter of 2002, restructuring activities were accounted for under EITF 94-3, which required that a liability associated with restructuring activities be recognized in the period that management commits to a restructuring plan. During the fourth quarter of 2002, the Company adopted SFAS 146, which requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Certain charges that did not meet the liability recognition criteria under SFAS 146 will be recognized in future periods as the plan is implemented. Such charges to be recognized in future periods are estimated to be approximately $7 million. In addition, the Company expects to recognize an additional $3 million to $8 million in restructuring charges in 2003 for planned restructuring activities that had not been committed as of December 31, 2002. The remaining restructuring charges to be incurred in 2003 are expected to be divided roughly equally between the financial printing segment and the globalization segment. The planned restructuring activities primarily relate to additional office closings, headcount reductions, and the integration of GlobalNet’s operations into BGS. The Company’s restructuring activities are summarized below.

      During the second quarter of 2001, the Company recorded restructuring charges in connection with cost reductions impacting all three of its segments. The cost reduction program included the closing of an office in the globalization segment, downsizing several locations in the outsourcing segment, and a reduction in workforce of approximately 10% of the Company’s financial print operations. In October 2001, the Company reduced the workforce of its domestic and international financial printing operations by an additional 10%, or approximately 350 employees. The Company recorded $10,789 in restructuring charges related to these activities during the year ended December 31, 2001.

      In connection with the Company’s acquisition of Mendez in August 2001, the Company incurred certain costs to integrate the operations of Mendez, including costs to shut down certain BGS facilities and terminate certain BGS employees. These costs, which totaled $2,704, were included as part of restructuring and integration expenses in the consolidated statements of operations during the year ended December 31, 2001.

      In September 2002, the Company recorded restructuring charges of $2,305 in connection with an additional reduction in workforce of approximately 2.5% of the Company’s total workforce, or approximately 200 employees, primarily in the financial printing segment. In December 2002, the Company recorded restructuring charges of $3,586 in connection with an additional reduction in workforce of approximately 3% of the Company’s total workforce, or approximately 240 employees, primarily in the financial printing segment. There were also several office closings in the financial printing segment, leading to $1,048 in restructuring

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expense related to occupancy costs. The year ended December 31, 2002 also included $2,224 in non-cash asset impairment charges related to the financial print and outsourcing segments.

      In connection with the Company’s acquisition of GlobalNet in September of 2002, the Company incurred certain costs to integrate the operations of GlobalNet, including costs to shut down certain BGS facilities and terminate certain BGS employees. These costs were approximately $10.2 million, including approximately $0.7 million of non-cash asset impairment charges, and were included as part of restructuring and integration expenses in the consolidated statements of operations during the quarter ended December 31, 2002.

      The following information summarizes the costs incurred with respect to restructuring activities initiated during the fourth quarter of 2002:

	Severance and
	Personnel-	Occupancy	Asset
	Related Costs	Costs	Impairments	Other	Total

Financial Printing	$3,428	$1,048	$924	—	$5,400
Outsourcing	158	—	—	—	158
Globalization	4,796	2,323	652	$2,444	10,215

Total	$8,382	$3,371	$1,576	$2,444	$15,773

      The activity related to restructuring accruals through December 31, 2002, including additions and payments made, are summarized below.

	Severance and
	Personnel-	Occupancy
	Related Costs	Costs	Other	Total

Balance at December 31, 2000	$851	$—	$14	$865
2001 Expense	10,565	1,741	1,187	13,493
Paid in 2001	(7,172)	(1,213)	(597)	(8,982)

Balance at December 31, 2001	$4,244	$528	$604	$5,376
2002 Expense	10,659	3,309	2,534	16,502
Paid in 2002	(7,432)	(399)	(2,305)	(10,136)

Balance at December 31, 2002	$7,471	$3,438	$833	$11,742

      Occupancy costs in 2001 represent facility exit costs associated with the closing of an office in the globalization segment and the downsizing of several locations in the outsourcing segment. 2002 occupancy costs represent the closing of various financial printing offices, as well as many BGS locations closing as a result of the integration with GlobalNet. The remaining accrued severance and personnel-related costs are expected to be paid during 2003.

      The Company also accrued $5,100 of costs associated with the acquisition of Mendez’ operations during the year ended December 31, 2001, which were accounted for as part of the cost of the acquisition. These costs included costs to shut down certain Mendez facilities and terminate certain Mendez employees.

BOWNE & CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The payments made on that accrual are summarized below.

	Severance and
	Personnel-	Occupancy
	Related Costs	Costs	Other	Total

Opening balance	$3,865	$1,013	$222	$5,100
Paid in 2001	(1,281)	(369)	(192)	(1,842)

Balance at December 31, 2001	2,584	644	30	3,258
Paid in 2002	(1,228)	(594)	(30)	(1,852)
Effect of foreign currency 2002	236	58	—	294

Balance at December 31, 2002	$1,592	$108	$0	$1,700

      In connection with the Company’s acquisition of GlobalNet in September 2002, the Company accrued $2,497 of costs associated with the integration of GlobalNet’s operations, which were accounted for as part of the cost of the acquisition. These costs include estimated severance costs and lease termination costs associated with eliminating GlobalNet facilities and terminating certain GlobalNet employees.

      The payments made on that accrual are summarized below.

	Severance and
	Personnel-	Occupancy
	Related Costs	Costs	Total

Opening balance	$1,789	$708	$2,497
Paid in 2002	(1,141)	(99)	(1,240)

Balance at December 31, 2002	$648	$609	$1,257

BOWNE & CO., INC. AND SUBSIDIARIES

SUMMARY OF QUARTERLY DATA

(In thousands, except per share information)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Full Year

Year Ended December 31, 2002
Revenue	$239,684	$313,267	$214,156	$236,219	$1,003,326
Gross margin	82,870	111,762	63,115	71,627	329,374
Income (loss) before income taxes	6,654	18,932	8,199	(24,285)	9,500
Income tax (expense) benefit	(3,106)	(7,871)	(3,550)	5,382	(9,145)

Net income (loss)	3,548	11,061	4,649	(18,903)	355
Net income (loss) per share:
Basic	$.11	$.33	$.14	$(.56)	$.01

Diluted	$.10	$.31	$.13	$(.56)	$.01

Average shares outstanding:
Basic	33,309	33,493	33,531	33,556	33,472

Diluted	34,661	35,196	34,654	34,470	34,677

Year Ended December 31, 2001
Revenue	$285,199	$295,895	$242,055	$231,482	$1,054,631
Gross margin	92,353	100,323	68,521	75,772	336,969
Income (loss) from continuing operations before income taxes	8,755	1,232	(3,464)	(11,957)	(5,434)
Income tax (expense) benefit	(4,017)	(1,300)	(239)	3,275	(2,281)

Income (loss) from continuing operations	4,738	(68)	(3,703)	(8,682)	(7,715)
Loss on discontinued operations, net of tax benefit	(10,029)	(6,334)	—	—	(16,363)

Net loss	$(5,291)	$(6,402)	$(3,703)	$(8,682)	$(24,078)

Net income (loss) per share from continuing operations:
Basic	$.14	$—	$(.11)	$(.26)	$(.23)

Diluted	$.14	$—	$(.11)	$(.26)	$(.23)

Net loss per share from discontinued operations:
Basic	$(.30)	$(.19)	$—	$—	$(.49)

Diluted	$(.30)	$(.19)	$—	$—	$(.49)

Total net loss per share:
Basic	$(.16)	$(.19)	$(.11)	$(.26)	$(.73)

Diluted	$(.16)	$(.19)	$(.11)	$(.26)	$(.73)

Average shares outstanding:
Basic	33,012	33,064	33,113	33,135	33,081

Diluted	33,940	34,094	34,223	34,279	34,156

      Net income (loss) per share amounts for each quarter are required to be computed independently, and may not equal the amount computed for the full year.